Filed Pursuant To Rule 433

Registration No. 333-233191

March 5, 2020

ETF Data
Capital Markets Group

February 2020

SPDR ETFs — Listed Options Data

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
SPY	SPDR S&P 500 ETF Trust	111,256,216	4,379,660	1,678,198	2,701,462	10,016,050	12,272,870
XLF	Financial Select Sector SPDR Fund	59,492,452	185,242	45,065	140,177	1,034,563	2,236,654
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	39,292,484	177,434	94,970	82,465	1,511,174	1,615,677
XLE	Energy Select Sector SPDR Fund	25,928,636	97,068	47,538	49,531	787,992	830,396
XLU	Utilities Select Sector SPDR Fund	20,414,170	58,069	21,116	36,954	311,717	396,963
XLI	Industrial Select Sector SPDR Fund	18,051,510	31,610	8,983	22,628	114,259	242,912
XLP	Consumer Staples Select Sector SPDR Fund	16,571,477	19,323	7,368	11,955	105,146	188,632
XLK	Technology Select Sector SPDR Fund	15,974,253	57,738	17,360	40,378	166,001	368,738
GLD®	SPDR Gold Shares	13,483,450	302,384	188,200	114,185	2,492,450	1,385,638
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	11,202,562	1,635	635	1,000	39,203	56,397
XLV	Health Care Select Sector SPDR Fund	11,034,027	51,315	11,960	39,356	159,819	423,870
XLB	Materials Select Sector SPDR Fund	10,602,269	11,823	4,807	7,017	120,812	97,098
KRE	SPDR S&P Regional Banking ETF	8,142,549	81,104	5,062	76,043	87,268	472,389
XLY	Consumer Discretionary Select Sector SPDR Fund	7,519,399	30,124	19,556	10,568	262,384	137,455
XLRE	Real Estate Select Sector SPDR Fund	7,241,821	689	503	186	5,589	2,527
SJNK	SPDR Bloomberg Barclays Short Term High Yield Bond ETF	5,500,740	3	1	3	4	233
XRT	SPDR S&P Retail ETF	5,378,031	21,305	4,082	17,224	91,898	130,648
XBI	SPDR S&P Biotech ETF	5,074,639	50,101	10,064	40,037	129,514	417,676
XLC	Communication Services Select Sector SPDR Fund	4,960,611	2,593	1,718	876	16,206	22,532
DIA	SPDR Dow Jones Industrial Average ETF Trust	4,832,580	79,847	36,564	43,283	284,121	258,910
SPLG	SPDR Portfolio S&P 500 ETF	4,305,236	22	11	12	147	169
FEZ	SPDR EURO STOXX 50 ETF	2,601,548	5,725	2,868	2,858	19,406	57,573

Source: Bloomberg as of 02/29/2020.

STATE STREET GLOBAL ADVISORS SPDR®

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Ticker    Name 20 Day Average 20 Day Average20 Day Average20 Day Average Total Open Total Open ETF Volume Total Option Volume Call Option Volume Put Option Volume Interest (Call) Interest (Put) BIL SPDR Bloomberg Barclays 1–3 Month T-Bill ETF 2,377, 231255811751, 6954,851 KBE SPDR S&P Bank ETF 2,320,52186527159511,96442,508 XME SPDR S&P Metals & Mining ETF 2,179, 3225, 8453,3952,451104,77766,073 SPDWSPDR Portfolio Developed World ex-US ETF2,156,4472121011 SPYGSPDR Portfolio S&P 500 Growth ETF1,971,4827565382195,9472,153 CWBSPDR Bloomberg Barclays Convertible Securities ETF1,880,7637031391,4501,921 SPYVSPDR Portfolio S&P 500 Value ETF1,809,201573325502390 SPEMSPDR Portfolio Emerging Markets ETF1,678,902321261 XHBSPDR S&P Homebuilders ETF1,595,6572,2081,0371,17220,68944,313 MDYSPDR S&P MidCap 400 ETF Trust1,571,7068985043959,31313,400 SPTMSPDR Portfolio S&P 1500 Composite Stock Market ETF1,438,0679318973420,284729 XESSPDR S&P Oil & Gas Equipment & Services ETF1,356,01111579373,917784 SDYSPDR S&P Dividend ETF802,2875030201,034461 RWXSPDR Dow Jones International Real Estate ETF730,845——1—3 SPSMSPDR Portfolio S&P 600 Small Cap ETF689,0084133851 NANR SPDR S&P North American Natural Resources ETF 303,464—1—7— BWX SPDR Bloomberg Barclays International Treasury Bond ETF 287,5031113181 GNR SPDR S&P Global Natural Resources ETF 282,793—1—116 KIE SPDR S&P Insurance ETF 261,237371325390590 XAR SPDR S&P Aerospace & Defense ETF 247,857211111185126 EBND SPDR Bloomberg Barclays Emerging Markets Local Bond ETF 238,9581112519 TFI SPDR Nuveen Bloomberg Barclays Municipal Bond ETF234,341—6—5651 RWR SPDR Dow Jones REIT ETF 213,949625100155 GXC SPDR S&P China ETF 192,4157310642221,160 HYMB SPDR Nuveen Bloomberg Barclays High Yield Municipal Bond ETF 190,7511184111192 EWX SPDR S&P Emerging Markets SmallCap ETF 158,99738731173265 GWX SPDR S&P International Small Cap ETF 144,355—1—1— XSD SPDR S&P Semiconductor ETF 142,5892821813982 Source: Bloomberg as of 02/29/2020. 2

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
RWO	SPDR Dow Jones Global Real Estate ETF	131,594	–	–	1	–	–
DWX	SPDR S&P International Dividend ETF	116,364	–	2	–	37	4
XPH	SPDR S&P Pharmaceuticals ETF	102,442	24	10	15	1,283	137
EDIV	SPDR S&P Emerging Markets Dividend ETF	68,795	3	1	2	46	18
SPEU	SPDR Portfolio Europe ETF	59,741	–	–	1	1	–
XHE	SPDR S&P Health Care Equipment ETF	37,090	1	1	1	16	6
GMF	SPDR S&P Emerging Asia Pacific ETF	25,018	3	1	2	11	32
KCE	SPDR S&P Capital Markets ETF	4,957	6	5	2	71	48

Source: Bloomberg as of 02/29/2020.

STATE STREET GLOBAL ADVISORS SPDR®

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spdrgoldshares.com
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State Street Global Advisors One Iron Street, Boston MA 02210T: +1 866 787 2257
Important Information
This material has been created for informational purposes only and does not constitute investment advice and it should not be relied on as such. It does not take into account any investor’s particular investment objectives, strategies, tax status or investment horizon. There is no representation or warranty as to the current accuracy of, or liability for, decisions made based on this material. All material has been obtained from sources believed to be reliable, but its accuracy is not guaranteed.
Investing involves risk, and you could lose money on an investment in SPDR® Gold Trust (“GLD®”).
ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns.
All ETFs are subject to risk, including the possible loss of principal.
Investing in commodities entails significant risk and is not appropriate for all investors.
Options investing entail a high degree of risk and may not be appropriate for all investors.
Commodities and commodity-index linked securities may be affected by changes in overall market movements, changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities.
Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any savings from low fees or costs.
Important Information Relating to SPDR® Gold Trust (“GLD®”):
The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. Please see the GLD prospectus for a more detailed discussion of the risks of investing in GLD shares. The GLD prospectus is available by clicking here. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053.
GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.
GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time to that extent.
The World Gold Council name and logo are a registered trademark and used with the permission of the World Gold Council pursuant to a license agreement. The World Gold Council is not responsible for the content of, and is not liable for the use of or reliance on, this material. World Gold Council is an affiliate of GLD’s sponsor.
GLD® is a registered trademark of World Gold Trust Services, LLC used with the permission of World Gold Trust Services, LLC.
Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC, a division of S&P Global (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties makes any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto.
For more information, please contact the Marketing Agent for GLD: State Street Global Advisors Funds Distributors, LLC, One Iron Street, Boston, MA, 02210; T: +1 866 320 4053 spdrgoldshares.com.
The trademarks and service marks referenced herein are the property of their respective owners. Third party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data.
BLOOMBERG®, a trademark and service mark of Bloomberg Finance L.P. and its affiliates, and BARCLAYS®, a trademark and service mark of Barclays Bank Plc, have each been licensed for use in connection with the listing and trading of the SPDR Bloomberg Barclays ETFs.
Distributor: State Street Global Advisors Funds Distributors, LLC, member FINRA, SIPC, an indirect wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., member FINRA, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc., member FINRA, is distributor for Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State State Street Global Advisors Funds Distributors, LLC.
State Street Global Advisors Funds Distributors, LLC is the distributor for certain registered products on behalf of the advisor. SSGA Funds Management has retained Nuveen Asset Management, LLC as the sub-advisor to certain of such funds. State Street Global Advisors Funds Distributors, LLC is not affiliated with Nuveen Asset Management, LLC.
Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully.
© 2020 State Street Corporation. All Rights Reserved.
ID166550-2047512.28.1.AM.INST 0320
Exp. Date: 03/31/2021 SPD002171
Not FDIC Insured
No Bank Guarantee
May Lose Value

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SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.